As filed with the Securities and Exchange Commission on March 14, 2016

Registration No. 333-209577

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American BriVision (Holding) Corporation.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	26-0014658
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11 Sawyers Peak Drive

Goshen, NY 10924

(Address, Including Zip Code, of Principal Executive Offices)

2016 Stock Option Plan

(Full Title of the Plan)

Hunter Taubman Fischer LLC

1450 Broadway, Fl 26

New York, NY 10018

212-732-7184

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.001 per share par value, newly reserved under the 2016 Equity Incentive Plan (1)	9,963,376	$0.00048	(2)	$4,782.42	$0.48
Common Stock, $0.001 per share par value, issued under the 016 Equity Incentive Plan (1)	10,000	$0.00048	(2)	$4.80	$0.00
TOTALS		$0.00048	(2)	$4,782.42	$0.48

(1)	This Registration Statement covers, in addition to the number of shares of American BriVision (Holding) Corporation, a Nevada company (the “Company” or the “Registrant”), common stock, $0.001 per share par value (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the 2016 Equity Incentive Plan (the “2016 Plan”), as a result of one or more adjustments under the 2016 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions and resale of 10,000 shares of Common Stock the Company issued to Kira (FanLing) Huang, the Chief Financial Officer of the Company under the 2016 Plan.

(2)	Pursuant to Securities Act Rule 457(h), per share and in the aggregate, and the registration fee were calculated based upon, the book value of Common Stock as of September 30, 2015. And pursuant to Securities Act Rule 457(h)(3), there is no additional filing fee that shall be paid with respect to the securities to be offered for resale where a registration statement includes securities to be offered pursuant to an employee benefit plan and over the resale of the same securities.

The Exhibit Index for this Registration Statement is at page 7.

Explanatory Note

We are filing this Amendment No. 1 to our registration statement on Form S-8 we filed on February 17, 2016, file No. 333-209577 (the “Original Report”) to include the registration of resale of 10,000 shares of Common Stock we issued to our Chief Financial Officer under the 2016 Plan.   This Amendment No.1 does not reflect events that may have occurred after the filing of the Original Report, nor does it modify or update those disclosures present therein, except with regard to the modification described in this Explanatory Note. As such, this Amendment No. 1 continues to speak as of February 17, 2016. Accordingly, this Amendment No. 1 should be read in conjunction with the Original Report.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*         The document(s) containing the information specified in this Part I will be sent or given to participants in the American BriVision (Holding) Corporation 2016 Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended September 30, 2015, filed with the Commission on November 27, 2015 (Commission File No. 333-91436 1512575768);

(b)	The Company’s Current Report on Form 8-K, filed with the Commission on December 18, 2015 (Commission File No333-91436 151297586);

(c)	The Company’s Current Report on Form 8-K, filed with the Commission on January 8, 2016 (Commission File No. 333-91436 161333626);

(d)	The Company’s Current Report on Form 8-K, filed with the Commission on January 29, 2016 (Commission File No. 333-91436 161372530);

(e)	The Company’s Current Report on Form 8-K, filed with the Commission on February 16, 2016 (Commission File No.333-91436 161421187).

 All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The Company’s authorized capital stock consists of 350,000,000 shares of common stock, $0.001 par value per share and 20,000,000 shares of preferred stock $0.001 par value per share.

Immediately prior to the Share Exchange, 65,431,144 shares of the Company’s Common Stock were outstanding and were held of record by 97 holders. Immediately following the Share Exchange, there were 66,422,502 shares of Common Stock outstanding held by 164 holders.

Common Stock

The holders of the Company’s common stock:

1. Have equal ratable rights to dividends from funds legally available, when, as and if declared by the Board of Directors;

2. Are entitled to share ratably in all of assets available for distribution to holders of common stock upon liquidation, dissolution, or winding up of corporate affairs;

3. Do not have preemptive, subscription or conversion rights; and there are no redemption or sinking fund provisions or rights; and

4. Are entitled to one vote per share on all matters on which stockholders may vote.

Holders of the Company’s common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any directors.

The declaration of any cash dividend will be at the discretion of the Company’s Board of Directors and will depend upon earnings, if any, capital requirements and our financial position, general economic conditions, and other pertinent conditions.

Preferred Stock

The Company’s articles of incorporation authorize the issuance of 20,000,000 shares of “blank check” preferred stock, par value $0.001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Company’s board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Nevada Revised Statutes Section (“NRS”) 78.138 Subsection 7 provides that, subject to certain very limited statutory exceptions, a director or officer is not personally liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Our Articles of Incorporation, as amended, provide that we will indemnify any person against expenses including without limitation, attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by reason of the fact that he or she is or was a director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, in call circumstances in which, and to the extent that, such indemnification is permitted and provided for by the laws of the State of Nevada then in effect (the “Indemnification Provision”).

Nevada law provides a statutory framework covering indemnification of our directors and officers against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers.  NRS 78.7502 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a)	Is not liable pursuant to NRS 78.138; or
(b)	Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of NRS Section 78.7502, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

The board of directors may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture. trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person.

The board of directors may from time to time adopt further Bylaws with respect to indemnification and amend the Bylaws to provide at all times the fullest indemnification permitted by the general corporation law of Nevada, as amended.

The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the By-Laws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Amendment No. 1 to Form S-8 and has duly caused this Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taipei, Taiwan, on March 14, 2016.

American BriVision (Holding) Corporation

By:	/s/ Eugene Jiang
Eugene Jiang
Chief Executive Officer, Chief Financial Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eugene Jiang	Eugene Jiang	March 14, 2016
Chief Executive Officer and Chairman, Director, Secretary, Treasurer
(Principal Executive Officer)

/s/ Kira Huang	Kira Huang	March 14, 2016
Chief Financial Officer, Principal Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	American BriVision (Holding) Corporation 2016 Equity Incentive Plan (incorporate by reference to Exhibit 4.1 to Original Report).

5.1	Opinion of Hunter Taubman Fischer LLC (opinion re legality) (incorporated by reference to Exhibit 5.1 to Original Report).

23.1	Consent of AWC (CPA) Limited (consent of independent registered public accounting firm) (incorporated by reference to Exhibit 23.1 to Original Report).

23.2	Consent of Scrudato & Co., PA (consent of independent registered public accounting firm) (incorporated by reference to Exhibit 23.2 to Original Report).

23.3	Consent of Counsel (included in Exhibit 5).